Exhibit 23.23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Acadia Healthcare Company, Inc. of our report dated March 23, 2015 relating to the consolidated financial statements of CRC Health Group, Inc. as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012, appearing in Acadia Healthcare Company, Inc.’s Current Report on Form 8-K dated May 4, 2015. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

July 2, 2015